Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF
SERIES B PERPETUAL NON-CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.0001 PER SHARE, OF
SYNCHRONOSS TECHNOLOGIES, INC.

Pursuant to Sections 151 and 103 of the
General Corporation Law of the State of Delaware

The undersigned, Chief Executive Officer, does hereby certify that:

1.	The undersigned is the Chief Executive Officer of Synchronoss Technologies, Inc., a Delaware corporation (the “Company”);

2.	The Company is authorized to issue ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 800,000 shares have been designated as Series A Convertible Participating Perpetual Preferred Stock; and

3.	The following resolutions were duly adopted by the board of directors of the Company (the “Board of Directors”):

WHEREAS, the Company’s Restated Certificate of Incorporation, as may be amended, modified or supplemented from time to time (the “Certificate of Incorporation”), authorizes the Board of Directors to issue, without stockholder approval, Preferred Stock by filing a certificate pursuant to the laws of the State of Delaware to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof;

WHEREAS, it is the desire of the Board of Directors to fix the designation, powers, preferences and rights of a new series of the Preferred Stock, which shall consist of One Hundred Fifty Thousand (150,000) shares of Preferred Stock that the Company has the authority to issue as Series B Perpetual Non-Convertible Preferred Stock, as follows.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors by Article IV of the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of One Hundred Fifty Thousand (150,000) shares of Preferred Stock, par value $0.0001 per share, having the powers, preferences and rights, and qualifications, limitations and restrictions that are set forth in this resolution of the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation and hereby constituting an amendment to the Certificate of Incorporation as follows:

Section 1                Designation. The designation of the series of Preferred Stock is “Series B Perpetual Non-Convertible Preferred Stock,” par value $0.0001 per share (the “Series B Preferred Stock”).  Each share of the Series B Preferred Stock shall be identical in all respects to every other share of the Series B Preferred Stock.  The Series B Preferred Stock shall be perpetual, unless redeemed in accordance with this Certificate of Designations.

Section 2                Number of Shares. The authorized number of shares of the Series B Preferred Stock is 150,000.  Series B Preferred Stock that is redeemed, purchased or otherwise acquired by the Company, may be reissued as Series B Preferred Stock in connection with a PIK Dividend at the Company’s discretion and until such time the Company shall take such actions as are necessary to cause such acquired shares to resume the status of authorized but unissued shares of Series B Preferred Stock.

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Section 3                 Defined Terms and Rules of Construction.

(a)            Definitions. As used herein with respect to the Series B Preferred Stock:

“Accrued Amount” shall mean, with respect to any share of the Series B Preferred Stock, the sum of the Liquidation Preference and the Accrued Dividends with respect to such share, in each case, as of the applicable date of redemption.

“Accrued Dividends” shall mean, as of any date, with respect to any share of the Series B Preferred Stock, all Preferred Dividends that have accrued on such share pursuant to Section 4(b), whether or not declared, but that have not, as of such date, been paid in cash or in kind.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Proceeds” shall have the meaning ascribed to such term in the Series B Preferred Stock Purchase Agreement.

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 under the Exchange Act.

“Beneficial Owner” any Person who Beneficially Owns Voting Stock.

“Board of Directors” has the meaning ascribed to it in the Recitals above.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by applicable law to be closed.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company in effect on the date hereof, as they may be amended from time to time.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Company.

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series B Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” has the meaning ascribed to it in the Recitals above.

“Change of Control” shall mean the occurrence of any of the following:

(1)	any “person” or “group” (within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes the Beneficial Owner of more than 50% of the total voting power of the Voting Stock; or

(2)	Consummation of a reorganization, reclassification, merger, tender offer, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, or a sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the Beneficial Owners of the shares of Voting Stock immediately prior to such Business Combination Beneficially Own, immediately following the Business Combination and any related transactions, more than 50% of the outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Voting Stock, as the case may be; and (B) no Person Beneficially Owns 50% or more of the outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or of the combined voting power of the outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination. Notwithstanding the foregoing, in no event shall the consummation of the Transactions be deemed to result in a Change of Control.

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“Close of Business” shall mean 5:00 p.m., Eastern Time, on any Business Day.

“Closing Price” shall mean the per share closing price of the Common Stock, or if no closing sale price is reported, the last reported sale price on the applicable Trading Day on the Nasdaq Global Select Market (or, if the Common Stock is not traded on Nasdaq Global Select Market, the principal national securities exchange or market on which the Common Stock is listed or admitted to trading (including any over-the-counter market)).

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

“Common Stock Repurchase Option” shall have the meaning ascribed to it in Section 5(a).

“Company” has the meaning ascribed to it in the Recitals above.

“Company Redemption Date” has the meaning ascribed to it in Section 5(d)(2).

“Company Redemption Notice” has the meaning ascribed to it in Section 5(d)(2).

“Company Redemption Price” has the meaning set forth in Section 5(d)(1).

“Current Market Price” shall mean the average Closing Price for the ten (10) consecutive Trading Days immediately preceding, but not including, the date as of which the Current Market Price is to be determined.

“Debt Document” shall mean each agreement in respect of indebtedness for borrowed money that is entered into by the Company or any of its Subsidiaries from time to time and as may be amended, supplemented, restated, renewed, replaced, refinanced or otherwise modified from time to time.  For the avoidance of doubt, (1) obligations under multiple agreements may not be aggregated for purposes of satisfying the definition of Debt Document; (2) mortgages, real estate leases, capital lease obligations, purchase money agreements, sale-leaseback transactions, equipment financing, inventory financing, letters of credit and receivables financing shall be deemed to be “Debt Documents” for all purposes hereunder; (3) interest rate swaps, currency or commodity hedges and other derivative or similar instruments, measured on the basis of liability to the Company determined as of the date of the most recent quarterly or annual balance sheet of the Company, and not based on notional amount, shall be deemed to be “Debt Documents” for all purposes hereunder; and (4) agreements evidencing intercompany debt between the Company and any of its Subsidiaries or between Subsidiaries shall not be deemed Debt Documents hereunder.

“Dividend Payment Date” shall mean January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2021; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series B Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

“Dividend Period” shall mean the period commencing on and including a Dividend Payment Date and shall end on and include the day immediately preceding the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Original Issue Date and shall end on and include the day immediately preceding the first Dividend Payment Date.

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“Dividend Rate” shall mean (1) 9.5% per annum for the period commencing on the Original Issue Date and ending on and including December 31, 2021, (2) 13% per annum for the year commencing on January 1, 2022 and ending on and including December 31, 2022; and (3) 14% per annum for the year commencing on January 1, 2023 and thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“First Tranche of Applicable Proceeds” has the meaning ascribed to it in Section 5(a).

“First Tranche Redemption Trigger Date” has the meaning ascribed to it in Section 5(a).

“Fundamental Change” shall mean the occurrence of any of the following: (1) a Change of Control or (2) approval or adoption by the stockholders of the Company of a liquidation or dissolution of the Company.

“Fundamental Change Notice” has the meaning ascribed to it in Section 5(c)(2).

“Fundamental Change Price” has the meaning ascribed to it in Section 5(c)(1).

“Fundamental Change Purchase Date” has the meaning ascribed to it in Section 5(c)(2).

“Holder” shall mean any holder of shares of Series B Preferred Stock.

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series B Preferred Stock (1) as to the payment of dividends and (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Liquidation Preference” shall initially mean $1,000 per share of Series B Preferred Stock; provided, however, that to the extent that the Company does not declare and pay a dividend in cash or declare and pay a PIK Dividend, in either case, on a Dividend Payment Date pursuant to Section 4(b) and (c), on the applicable Dividend Payment Date, an amount equal to the Net Preferred Dividend shall be added to the Liquidation Preference of such share as of such applicable Dividend Payment Date.

“Net Preferred Dividend” has the meaning ascribed to it in Section 4(b).

“Optional Redemption Date” has the meaning ascribed to it in Section 5(b).

“Original Issue Date” shall mean the date on which the Company first issues shares of the Series B Preferred Stock.

“Parity Stock” shall mean any class or series of Capital Stock (other than the Series B Preferred Stock) that ranks equally with the Series B Preferred Stock both (1) in the priority of payment of dividends and (2) in the distribution of assets upon any liquidation, dissolution or winding up of the Company (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a governmental authority.

“PIK Dividend” has the meaning ascribed to in Section 4(c).

“Preferred Dividend” has the meaning ascribed to it in Section 4(b).

“Preferred Stock” has the meaning ascribed to it in the Recitals above.

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“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract, this Certificate of Designations or otherwise).

“Redemption Date” has the meaning ascribed to it in Section 5(a).

“Redemption Notice” has the meaning ascribed to it in Section 5(a).

“Redemption Price” has the meaning ascribed to it in Section 5(a).

“Redemption Share Amount” shall mean with respect to each Holder of shares of Series B Preferred Stock to be redeemed pursuant to Section 5(a) hereof, a number of shares of Common Stock (rounded down to the nearest whole number) equal to the product of (X) the portion of the Redemption Price to be paid to such Holder through the issuance of shares of Common Stock, and (Y) 1.5, divided by the Current Market Price as of the applicable Redemption Date.

“Series B Preferred Stock” has the meaning ascribed to it in Section 1.

“Series B Preferred Stock Purchase Agreement” shall mean the Series B Preferred Stock Purchase Agreement, dated as of June 24, 2021, as may be amended from time to time, by and between the Company and the other parties named therein.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (1) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (2) the interest in the capital or profits of such partnership, joint venture or limited liability company or (3) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the Nasdaq Global Select Stock Market (or, if the Common Stock is not traded on Nasdaq Global Select Stock Market, the principal national securities exchange or market on which the Common Stock is listed or admitted to trading (including any over-the-counter market)).

“Transactions” shall have the meaning ascribed to such term in the Series B Preferred Stock Purchase Agreement.

(b)            Rules of Construction. Unless the context otherwise requires: (1) a term has the meaning assigned to it herein; (2) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (3) words in the singular include the plural, and in the plural include the singular; (4) “or” is not exclusive; (5) “will” shall be interpreted to express a command; (6) “including” means including without limitation; (7) provisions apply to successive events and transactions; (8) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designations; (9) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; (10) references to sections of or rules under the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules, and any term defined by reference to a section of or rule under the Exchange Act shall include Commission and judicial interpretations of such section or rule; (11) headings are for convenience only; and (12) unless otherwise expressly provided in this Certificate of Designations, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

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Section 4                Dividends.

(a)            Dividends on Common Stock, other Junior Stock or Parity Stock. No dividend shall be declared or paid on the Common Stock, other Junior Stock or Parity Stock during a Dividend Period unless if, at the time of such declaration, payment or distribution, all Accrued Dividends on the Series B Preferred Stock have been paid in full in cash.

(b)            Dividend Rate on Series B Preferred Stock. The Holders of the Series B Preferred Stock shall be entitled to receive, on each share of Series B Preferred Stock and with respect to each Dividend Period, an amount (such amount, the “Net Preferred Dividend”) equal to the then-applicable Dividend Rate multiplied by the Liquidation Preference per share of Series B Preferred Stock (the “Preferred Dividend”).  If and to the extent that the Company does not pay the entire Net Preferred Dividend on each share of Series B Preferred Stock for a particular Dividend Period in accordance with Section 4(c) on the applicable Dividend Payment Date for such period, the unpaid portion of the Net Preferred Dividend shall be added to the Liquidation Preference in accordance with the definition thereof.  Amounts payable at the Dividend Rate shall begin to accrue on a daily basis and be cumulative from and including the Original Issue Date, whether or not the Company has funds legally available for such dividends or such dividends are declared, shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.  Preferred Dividends that are payable on the Series B Preferred Stock on any Dividend Payment Date shall be payable to Holders of record of the Series B Preferred Stock as they appear on the stock register of the Company on the Record Date for such dividend, which shall be the date 15 days prior to the applicable Dividend Payment Date.  Preferred Dividends payable at the Dividend Rate on the Series B Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable at the Dividend Rate on the Series B Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(c)             Payment of Dividends.  The Preferred Dividend shall be payable, at the Company’s sole discretion, in kind in additional shares of Series B Preferred Stock (such shares, the “PIK Dividend”), in cash or in a combination of the foregoing.  If the Company elects to make a PIK Dividend, the number of shares of Series B Preferred Stock to be issued in payment of such PIK Dividend with respect to each outstanding share of Series B Preferred Stock shall be determined by dividing (1) the Net Preferred Dividend by (2) the Liquidation Preference (including any amounts added to the initial Liquidation Preference pursuant to the proviso in the definition of Liquidation Preference and Section 4(b)) per share of Series B Preferred Stock.  Anything to the contrary in this Certificate of Designations notwithstanding, cash dividends shall be paid only to the extent (A) the Company has funds legally available for such payment, (B) there are no provisions in any of the Debt Documents prohibiting the payment of cash dividends on the Series B Preferred Stock in such amount on the applicable Dividend Payment Date, and (C) the Board of Directors, or an authorized committee thereof, declares such dividend payable.  To the extent the Board of Directors desires to declare any cash dividend or other distribution in cash on the Common Stock during any Dividend Period that requires a corresponding cash dividend on the Series B Preferred Stock in accordance with Section 4(a), it may do so only to the extent that (i) the Company has funds legally available for the payment of such dividend or distribution in cash on all of the shares of Common Stock and Series B Preferred Stock then outstanding, (ii) there are no provisions in any of the Debt Documents prohibiting the payment of cash dividends on the Common Stock and/or Series B Preferred Stock in such amount on the applicable Dividend Payment Date and (iii) such cash dividend or distribution on the Common Stock and the Series B Preferred Stock shall be payable only on the applicable Dividend Payment Date for such Dividend Period.

(d)             Priority of Dividends. The Series B Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights, senior to the Common Stock and each other class or series of Capital Stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights; provided, however, subject to Sections 4(a), (b) and (c), and Section 6, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or an authorized committee thereof may be declared and paid on any Capital Stock, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment.

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Section 5                Redemption.

(a)          Mandatory Redemptions. The Company shall be obligated to apply the first $75,000,000 of Applicable Proceeds received by the Company after the Original Issue Date in accordance with the provisions of this Section 5(a). The first $50,000,000 of Applicable Proceeds received by the Company after the Original Issue Date (the “First Tranche of Applicable Proceeds”) shall be used to redeem, for cash, shares of Series B Preferred Stock, on a pro rata basis among each Holder of Series B Preferred Stock, in accordance with the provisions of this Section 5(a). The next $25,000,000 of Applicable Proceeds received by the Company after receipt of the First Tranche of Applicable Proceeds (the “Second Tranche of Applicable Proceeds”) may be used the Company to buy back shares of Common Stock (the “Common Stock Repurchase Option”). If the Company has not used all of the Second Tranche of Applicable Proceeds to exercise the Common Stock Repurchase Option and repurchase shares of Common Stock within 60 days of the receipt of such Second Tranche of Applicable Proceeds, any remaining amount of the Second Tranche of Applicable Proceeds shall be used to redeem, for cash, shares of Series B Preferred Stock, on a pro rata basis among each Holder of Series B Preferred Stock, in accordance with the provision of this Section 5(a). On any date after the Original Issue Date that the Company receives any portion of the First Tranche of Applicable Proceeds (a “First Tranche Redemption Trigger Date”) or is obligated to use any portion of the Second Tranche of Applicable Proceeds to redeem, for cash, shares of Series B Preferred Stock (a “Second Tranche Redemption Trigger Date”), the Company shall, within 5 Business Days of such date, deliver to each Holder of shares of Series B Preferred Stock a written notice (a “Redemption Notice”) indicating that the mandatory redemption provisions of this Section 5(a) have been triggered. The Redemption Notice must state the following: (i) the aggregate number of shares of Series B Preferred Stock to be redeemed; (ii) the date upon which the redemption will be consummated by the Company, which shall not be later than 20 Business Days following the First Tranche Redemption Trigger Date or Second Tranche Redemption Trigger Date, as applicable (such date, the “Redemption Date”); (iii) the Redemption Price (as defined below); and (iv) that Preferred Dividends on the shares to be redeemed will cease to accrue on such Redemption Date, provided that the Redemption Price shall have been paid in full on the Redemption Date. On each Redemption Date, the Company shall pay a redemption price (the “Redemption Price”) per share of Series B Preferred Stock to be redeemed, by wire transfer of immediately available funds, equal to the sum of (A) the Liquidation Preference per share of Series B Preferred Stock and (B) any Accrued Dividends (up to and including the Redemption Date) per share of Series B Preferred Stock, to each Holder of Series B Preferred Stock by wire transfer of immediately available funds on the applicable Redemption Date.  The Company shall remain liable for the payment of the Redemption Price in respect of each share of Series B Preferred Stock and any Preferred Dividends with respect to the shares of Series B Preferred Stock to be redeemed to the extent such amounts are not promptly paid as provided herein. In the event that any certificate for shares of Series B Preferred Stock shall be surrendered for partial redemption, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series B Preferred Stock not so redeemed.  Shares of Series B Preferred Stock redeemed in accordance with this Section 5(a) shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation. Notwithstanding the foregoing, the Company may elect to pay all or any portion of the Redemption Price required to be paid to each Holder of Series B Preferred Stock pursuant to this Section 5(a) by issuing each such Holder such number of shares of Common Stock of the Company as shall be equal to the Redemption Share Amount, provided, however, that in no event shall the aggregate Redemption Share Amount to be issued to any Holder be equal to or greater than such number of shares of Common Stock that would result in such Holder holding a number of shares of Common Stock, that when aggregated with the number of shares of Common Stock held by any stockholders with which the Holder has formed a “group” (within the meaning of Rule 13d-5 under the Exchange Act) would exceed either (i) 19.9% of the Company’s issued and outstanding shares of voting stock following the issuance of such shares or (ii) when aggregated with any shares of Common Stock purchased by B. Riley Securities, Inc. (“BRS”) from the Company pursuant to that certain Underwriting Agreement between the Company and BRS, as representative of the several underwriters dated as of June 24, 2021 (the “Underwriting Agreement”) and not sold by or exchange for a non-voting security of the Company by BRS within forty (40) days of the execution of the Underwriting Agreement, 19.9% of the Company’s issued and outstanding shares of voting stock as of the Original Issue Date (excluding, for the avoidance of doubt, any shares of Common Stock issued by the Company pursuant to the Underwriting Agreement).

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(b)            Optional Redemption. At any time after the Original Issue Date, the Company, at its option, may elect to redeem (out of funds legally available therefor) for cash, any and all shares of outstanding Series B Preferred Stock at the Redemption Price, on a pro rata basis among each Holder of Series B Preferred Stock, by delivering to each Holder of shares of Series B Preferred Stock a Redemption Notice indicating that the Company is exercising its redemption rights pursuant to the provisions of this Section 5(b). The Redemption Notice must state the following: (A) the aggregate number of shares of Series B Preferred Stock to be redeemed; (B) the date upon which the redemption will be consummated by the Company, which shall not be later than 30 Business Days after the date of the Redemption Notice (such date, the “Optional Redemption Date”); (C) the Redemption Price; and (D) that Preferred Dividends on the shares to be redeemed will cease to accrue on such Optional Redemption Date, provided that the Redemption Price shall have been paid in full on the Optional Redemption Date. On each Optional Redemption Date, the Company shall pay a price per share of Series B Preferred Stock to be redeemed equal to the Redemption Price, by wire transfer of immediately available funds, to each Holder of Series B Preferred Stock by wire transfer of immediately available funds on the applicable Optional Redemption Date.  The Company shall remain liable for the payment of the Redemption Price in respect of each share of Series B Preferred Stock and any Preferred Dividends with respect to the shares of Series B Preferred Stock to be redeemed to the extent such amounts are not promptly paid as provided herein. In the event that any certificate for shares of Series B Preferred Stock shall be surrendered for partial redemption, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series B Preferred Stock not so redeemed.  Shares of Series B Preferred Stock redeemed in accordance with this Section 5(b) shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation.

(c)             Fundamental Change.

(1)            In connection with any Fundamental Change, each Holder of the Series B Preferred Stock shall have the right to require the Company to repurchase all or any part of such Holder’s Series B Preferred Stock for cash at a price per share equal to the Accrued Amount (including Accrued Dividends up to and including the Fundamental Change Purchase Date) (the “Fundamental Change Price”).

(2)           On or before ten (10) Business Days prior to the date of any Fundamental Change, the Company shall deliver to each holder of Series B Preferred Stock a written notice of such Fundamental Change (the “Fundamental Change Notice”).  Such Fundamental Change Notice must: (A) specify a date that the Company will pay the Fundamental Change Price in respect of each share of Series B Preferred Stock (which shall be no earlier than ten () Business Days nor later than forty-five (45) days from the date notice is mailed, such date the “Fundamental Change Purchase Date”); (B) that the decision as to whether to effect a redemption in connection with a Fundamental Change Offer may be accepted by delivery, no later than five (5) Business Days prior to the date specified in clause (A); (C) the Fundamental Change Price, specifying the individual components thereof; (D) that any shares of Series B Preferred Stock not tendered for payment shall continue to be outstanding and the Holder shall remain entitled to, among other things, the payment of the Preferred Dividends thereon; and (E) the circumstances and material facts regarding such Fundamental Change .

(3)            On the Fundamental Change Purchase Date, the Company shall pay to the applicable Holder the Fundamental Change Price in respect of each share of Series B Preferred Stock to be repurchased as specified in such Holder’s notice delivered to the Company by wire transfer of immediately available funds.  The Company shall remain liable for the payment of the Fundamental Change Price in respect of each share of Series B Preferred Stock to the extent such amounts are not paid as provided herein.

(4)            On and after the Fundamental Change Purchase Date, shares of the Series B Preferred Stock repurchased, or to be repurchased, on such Fundamental Change Purchase Date shall no longer be deemed to be outstanding and all powers, designations, preferences and other rights of such Holder as a holder of such shares (except the right to receive from the Company (or a third-party acquiror, if applicable) the Fundamental Change Price in respect of each share of Series B Preferred Stock) shall cease and terminate with respect to such shares; provided, that in the event that any shares of Series B Preferred Stock are not repurchased due to a default in payment by the Company (or its successor) or because the Company (or its successor) is otherwise unable to or fails to pay the Fundamental Change Price in respect of each share of Series B Preferred Stock in full on the Fundamental Change Purchase Date, such shares shall remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the payment of Preferred Dividends) as provided herein.

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(6)            The Company will not enter into any agreement providing for or otherwise authorize, and the Company shall not have the corporate power to effect, a Fundamental Change constituting a Business Combination unless such third-party acquiror agrees in writing to cause the Company to make the repurchases contemplated in and to otherwise comply in all respects with this Section 5(c) and agrees, for the benefit of the Holder (including by making each Holder of Series B Preferred Stock an express beneficiary of such agreement), that to the extent the Company is not legally able to repurchase the Series B Preferred Stock, such third-party acquiror or an Affiliate of the third-party acquiror will purchase the Series B Preferred Stock on the terms set forth in this Section 5(c).

(7)            Any repurchase of the Series B Preferred Stock pursuant to this Section 5(c) shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, the Company shall repurchase as many of such shares as it has cash legally available therefor and shall thereafter from time to time, as soon as it shall have cash (including upon the future sale of assets by the Company or by its Subsidiaries as contemplated by the preceding sentence) legally available therefor, make payment of as much of the remaining amount as it legally may until it has made such payment in its entirety. For the avoidance of doubt, such partial payments shall not reduce or waive the rights of any Holder of Series B Preferred Stock hereunder.

Section 6                 Investor Rights.

(a)            Investor Rights as to Particular Matters.  In addition to any vote or consent of stockholders of the Company required by applicable law or by the Certificate of Incorporation, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the actions described in clauses (1) through (4) below without the prior written consent of the Holders holding at least a majority of the outstanding shares of Series B Preferred Stock. Other than with respect to the actions described in clauses (1) through (4) below, the Series B Preferred Stock shall be non-voting stock.

(1)            Dividends, Repurchase and Redemption.

(A)           The declaration or payment of any dividend or distribution on the Common Stock, other Junior Stock or Parity Stock (other than a dividend payable solely in Junior Stock) if, at the time of such declaration, payment or distribution, dividends on the Series B Preferred Stock have not been paid in full in cash; or

(B)           the purchase, redemption or other acquisition for consideration by the Company, directly or indirectly, of any Common Stock, other Junior Stock or Parity Stock (except as necessary to effect (1) a reclassification of Junior Stock for or into other Junior Stock, (2) a reclassification of Parity Stock for or into other Parity Stock with the same or lesser aggregate liquidation preference, (3) a reclassification of Parity Stock into Junior Stock, (4) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (5) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock with the same or lesser per share liquidation amount, (6) the exchange or conversion of one share of Parity Stock into Junior Stock, (7) the “net” or “cashless” exercise of stock options or warrants or settlement of restricted stock units in the ordinary course of business pursuant to the Company’s equity plans, (8) the repurchase of shares of capital stock upon termination of the holder’s employment or service with the Company pursuant to agreements providing for an option to repurchase or a right of first refusal on behalf of the Company, (9) the repurchase of shares of Common Stock pursuant to the exercise of the Common Stock Repurchase Option, or (10) the redemption of the outstanding shares of the Company’s Series A Convertible Participating Perpetual Preferred Stock), in each case if, at the time of such purchase, redemption or other acquisition, dividends on the Series B Preferred Stock have not been paid in full in cash.

(2)           Amendment of Series B Preferred Stock.  The amendment, alteration, modification or repeal (whether by merger, consolidation, by operation of law or otherwise) of any provisions of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws in any manner that adversely affects the rights, preferences, privileges or voting powers of the Series B Preferred Stock or any Holder thereof.

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(3)            Authorizations and Reclassifications.  Any amendment or alteration (whether by merger, consolidation, operation of law or otherwise) of the Certificate of Incorporation (including this Certificate of Designations) or any provision thereof in any manner that would, or the undertaking of any other action to, authorize, create, split, classify, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, any Junior Stock, Parity Stock (including additional shares of the Series B Preferred Stock other than shares of the Series B Preferred Stock issued as PIK Dividends) or Capital Stock that would rank senior to the Series B Preferred Stock.

(4)         Issuances.  Any amendment or alteration (whether by merger, consolidation, operation of law or otherwise) of the Certificate of Incorporation (including this Certificate of Designations) or any provision thereof in any manner that would authorize or result in the issuance of, or the undertaking of any other action to authorize or issue, Parity Stock (including additional shares of the Series B Preferred Stock other than shares of the Series B Preferred Stock issued as PIK Dividends) or Capital Stock that would rank senior to the Series B Preferred Stock.

(b)           Changes after Provision for Redemption.  No vote or consent of the Holders of Series B Preferred Stock shall be required pursuant to Section 6 if, (i) at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section 6, all outstanding shares of Series B Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust for redemption for the sole benefit of the Holders of the Series B Preferred Stock, in each case, pursuant to Section 5 above or (ii) the vote or consent relates to a transaction or series of contemporaneous transactions where the Company will use all or a portion of the net proceeds to redeem all then remaining outstanding shares of Series B Preferred Stock in full concurrently with the closing of such transaction or transactions. For the avoidance of doubt, no vote or consent of the Holders of Series B Preferred shall be required except with respect to actions described in clauses (1) through (4) of this Section 6.

Section 7                Notices. All notices or communications in respect of the Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, email or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation.  Notwithstanding the foregoing, if the Series B Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the Holders of the Series B Preferred Stock in any manner permitted by such facility.

Section 8               Replacement Certificates.  The Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 9             Other Rights.  The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.

Section 10             Restrictions on Transfer.  No Holder may sell, assign, transfer, pledge, encumber, grant an economic or participation interest in, contractually transfer the economic benefits of, or in any manner dispose of (“Transfer”) any share of Series B Preferred Stock, whether voluntarily or by operation of law, or by gift or otherwise, other than (i) any Transfer by a Holder of any or all of such Holder’s shares of Series B Preferred Stock to the Company, (ii) any Transfer by a Holder to an Affiliate of such Holder, or (iii) any Transfer of shares of Series B Preferred Stock approved by the Board of Directors. Any Transfer of shares of Series B Preferred Stock shall be null and void unless the terms, conditions and provisions of this Section 10 are strictly observed and followed. The certificates representing shares of Series B Preferred Stock shall bear on their face the following legend so long as the foregoing restriction on Transfer remains in effect:

“The SHARES represented by this certificate may not be sold, assigned, transferred, PLEDGED, encumbered or in any manner disposed of, except in compliance with the bylaws of the corporation. COPIES OF THE BYLAWS OF THE CORPORATION MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

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Section 11             Further Assurances.  The Company shall take such actions as are reasonably required in order for the Company to satisfy its obligations under this Certificate of Designations, including, without limitation, reflecting the increase in the outstanding shares of the Series B Preferred Stock as a result of the PIK Dividends on the stock transfer books of the Company or making any filings, in each case as required pursuant to applicable law or the listing requirements (if any) of any national securities exchange on which any class or series of Capital Stock is then listed or traded. The Company further agrees to cooperate with the Holders of Series B Preferred in the making of any filings under applicable law that are to be made by the Company or any such Holder in connection with any PIK Dividends or the exercise of any such Holder’s rights hereunder.

Section 12             Amendment.  This Certificate of Designations may only be altered, amended, or repealed by the affirmative vote of a majority of the Board of Directors and, so long as shares of Series B Preferred Stock are outstanding, Holders of a majority of the outstanding shares of the Series B Preferred Stock, voting as a single class.

Section 13              Waiver.  Any provision in this Certificate of Designations to the contrary notwithstanding, any provision contained herein and any right of the Holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series B Preferred Stock then outstanding.

Section 14             Severability.  If any term of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this 29th day of June, 2021.

SYNCHRONOSS TECHNOLOGIES, INC.

By:	/s/ Jeffrey Miller

Name:	Jeffrey Miller
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Designations]

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